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                             MEDIA ARTS GROUP, INC.


                                                                   EXHIBIT 11.01


                   ITEM 6(a): EXHIBITS AND REPORTS ON FORM 8-K

              COMPUTATION OF NET INCOME FROM CONTINUING OPERATIONS
                            AND NET INCOME PER SHARE
                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) (1)

                                                       Three Months Ended          Six Months Ended
                                                           September 30,              September 30,
                                                     -----------------------    -----------------------
                                                        1996         1995         1996        1995
                                                     ----------   ----------    ----------   ----------
Income (loss) from continuing operations..........          727          (39)         163           403
Loss from discontinued operations.................         (594)        (925)      (1,385)       (1,161)
Loss on disposal of discontinued operations.......      (12,245)           -      (12,245)            -
                                                     ----------   ----------    ----------   ----------

Net loss..........................................   $  (12,112)  $     (964)   $ (13,467)   $     (758)
                                                     ==========   ==========    ==========   ==========


Weighted average common shares outstanding........        9,867        9,718        9,867         9,718
Common shares issuable on exercise of options
  and warrants (2)................................            -            -            -           143
                                                     ----------   ----------    ---------    ----------
Weighted average common and common
  equivalent shares outstanding...................        9,867        9,718        9,867         9,861
                                                     ==========   ==========    =========    ==========

Income (loss) from continuing operations per
common share......................................   $     0.07   $        -    $    0.02    $     0.04
Loss from discontinued operations.................        (0.06)       (0.10)       (0.14)        (0.12)
Loss on disposal of discontinued operations.......        (1.24)           -        (1.24)            -
                                                     ----------   ----------    ---------    ----------

Net loss per common share.........................   $    (1.23)  $   (0.10)    $   (1.36)   $   (0.08)
                                                     ==========   =========     =========    =========


(1) This Exhibit should be read with Note 2 of Notes to Unaudited Condensed Consolidated Financial Statements.

(2) The computation of common and common stock equivalents utilizes the treasury stock method.